Exhibit 99.1

Press Release

Financial and Investor Contact:

Eric Slusser

770-951-6101

eric.slusser@gentiva.com

or	John Mongelli

770-951-6496

john.mongelli@gentiva.com

Media Contact:

Scott Cianciulli

Brainerd Communicators

212-986-6667

cianciulli@braincomm.com

Gentiva® Health Services Reports Second Quarter 2012 Results

ATLANTA, GA, August 2, 2012 — Gentiva Health Services, Inc. (NASDAQ: GTIV), the largest provider of home health and hospice services in the United States based on revenue, today reported second quarter 2012 results. Quarterly highlights include:

•	Total net revenues of $427.7 million.

•	Adjusted income from continuing operations on a diluted per share basis of $0.35.

•	Adjusted EBITDA of $48.3 million.

•	Free cash flow of $80.7 million.

Second quarter 2012 financial highlights include:

•

Total net revenues of $427.7 million, a decrease of 5% compared to $448.7 million for the quarter ended June 30, 2011. Excluding the impact of branches sold or closed, total net revenues would have been up slightly compared to the second quarter of 2011. Net revenues included home health episodic revenues of $207.5 million, a decline of 6% compared to $219.8 million in the 2011 second quarter. Hospice revenues were $192.0 million, a decrease of 1% compared to $194.4 million in the 2011 second quarter. Hospice represented 45% of total net revenues in the second quarter of 2012, compared to 43% in the 2011 second quarter.

•

Income from continuing operations attributable to Gentiva shareholders of $13.9 million, or $0.46 per diluted share, compared to $4.5 million, or $0.15 per diluted share, for the second quarter of 2011.

3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339

•

Adjusted income from continuing operations attributable to Gentiva shareholders of $10.7 million, compared with $14.4 million in the comparable 2011 period. On a diluted per share basis, adjusted income from continuing operations attributable to Gentiva shareholders was $0.35 for the second quarter of 2012 compared to $0.47 for the second quarter of 2011.

•

Adjusted earnings before interest, taxes, depreciation and amortization attributable to continuing operations (Adjusted EBITDA) was $48.3 million in the second quarter of 2012 as compared to $51.7 million in the second quarter of 2011. Adjusted EBITDA as a percentage of net revenues was 11.3% in the second quarter of 2012 versus 11.5% in the prior year period.

Adjusted income from continuing operations attributable to Gentiva shareholders and Adjusted EBITDA exclude charges related to restructuring, legal settlements, acquisition and integration activities and other special items.

Highlights for the six months ended June 30, 2012 include:

•

Total net revenues of $863.3 million, a decrease of 4% compared to $899.8 million for the prior year period. Net revenues included home health episodic revenues of $418.1 million, compared to $440.1 million in the comparable 2011 period. Hospice revenues were $387.7 million, compared to $389.4 million in the comparable 2011 period.

•

Income from continuing operations attributable to Gentiva shareholders of $18.7 million, or $0.61 per diluted share. Income from continuing operations attributable to Gentiva shareholders in the comparable 2011 period was $17.5 million or $0.57 per diluted share.

•

Adjusted income from continuing operations attributable to Gentiva shareholders of $18.1 million, compared with $29.7 million in the 2011 period. On a diluted per share basis, adjusted income from continuing operations attributable to Gentiva shareholders was $0.59 compared with $0.96 in the corresponding period of 2011. Excluding the first quarter 2012 expenses associated with the March 6, 2012 credit agreement amendment, adjusted income from continuing operations attributable to Gentiva shareholders was $0.62 on a diluted per share basis.

•

Adjusted earnings before interest, taxes, depreciation and amortization attributable to continuing operations (Adjusted EBITDA) was $90.2 million as compared to $110.6 million in the 2011 period. Adjusted EBITDA as a percentage of net revenues was 10.5% versus 12.3% in the prior-year period. Excluding the credit amendment expenses discussed above, Adjusted EBITDA would have been $91.4 million for the six months ended June 30, 2012.

For the second quarter of 2012, the Company reported net income attributable to Gentiva shareholders of $13.9 million, or $0.46 per diluted share, compared to net income of $5.2 million, or $0.17 per diluted share, in the second quarter of 2011. For the first six months of

2012, net income attributable to Gentiva shareholders was $18.7 million, or $0.61 per diluted share, flat with net income of $18.6 million, or $0.61 per diluted share, for the first six months of 2011. These results included special items discussed above as well as the results from discontinued operations in the 2011 period.

Cash Flow and Balance Sheet Highlights

At June 30, 2012, the Company reported cash and cash equivalents of $155.3 million, up from $72.8 million at March 31, 2012. Total outstanding debt was $938.1 million as of June 30, 2012. Total Company days sales outstanding, or DSO’s, was 52 days at June 30, 2012, down significantly from 61 days at March 31, 2012.

For the second quarter of 2012, net cash provided by operating activities was $83.8 million, compared to $17.2 million in the prior year period for 2011. Free cash flow was $80.7 million for the second quarter of 2012, compared to $11.8 million in the prior year period. Cash flow was positively impacted during the quarter by the reduction in DSO and stronger operating results. Free cash flow is calculated as net cash provided by operating activities less capital expenditures.

Full-Year 2012 Outlook

Based on first half 2012 results, the Company reaffirmed its 2012 outlook for full-year net revenues to be in the range of $1.70 billion to $1.76 billion and adjusted income from continuing operations attributable to Gentiva shareholders to be in the range of $1.00 to $1.20 on a diluted per share basis.

Adjusted income from continuing operations attributable to Gentiva shareholders excludes charges related to cost savings initiatives, restructuring, acquisition, integration activities, the cost of legal settlements and other special items.

Non-GAAP Financial Measures

The information provided in this press release includes certain non-GAAP financial measures as defined under SEC rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those historical measures to the most directly comparable GAAP measures.

A reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure, is not accessible on a forward-looking basis without unreasonable effort due to the inherent difficulties in predicting the costs of restructuring, legal settlements and merger and acquisition activities, the results of discontinued operations and the impact of any future acquisitions or divestitures, which can fluctuate significantly and may have a significant impact on net income.

Conference Call and Webcast Details

The Company will comment further on its second quarter 2012 results during its conference call and live webcast to be held Thursday, August 2, 2012 at 9:00 a.m. Eastern Time. To participate in the call from the United States, Canada or an international location, dial (973) 935-2408 and reference call #10392884. The webcast is an audio-only, one-way event. Webcast listeners who wish to ask questions must participate in the conference call. Log onto http://investors.gentiva.com/events.cfm to hear the webcast. A replay of the call will be available on August 2 and will remain available continuously through August 9. To listen to a replay of the call from the United States, Canada or international locations dial (800) 585-8367 or (404) 537-3406 and enter the following PIN at the prompt: 10392884. Visit http://investors.gentiva.com/events.cfm to access the webcast archive. This press release is accessible at http://investors.gentiva.com/releases.cfm and a transcript of the conference call will be posted on the Company’s website.

About Gentiva Health Services, Inc.

Gentiva Health Services, Inc. is the nation’s largest provider of home health and hospice services based on revenue, delivering innovative, high quality care to patients across the United States. Gentiva is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; hospice services; social work; nutrition; disease management education; help with daily living activities; and other therapies and services. GTIV-G

(unaudited tables and notes follow)

Gentiva Health Services, Inc. and Subsidiaries

Condensed Consolidated Financial Statements and Supplemental Information

(Unaudited)

(in 000’s, except per share data)	2nd Quarter		Six Months
	2012	2011	2012	2011
Statements of Comprehensive Income
Net revenues	$427,691	$448,712	$863,343	$899,821
Cost of services sold	222,737	234,151	455,598	464,907

Gross profit	204,954	214,561	407,745	434,914
Selling, general and administrative expenses	(163,928)	(191,638)	(337,635)	(364,371)
Gain on sale of businesses	5,447	—	5,447	—
Dividend income	—	4,613	—	4,613
Interest income	697	639	1,358	1,304
Interest expense and other	(23,352)	(21,425)	(45,515)	(48,973)

Income from continuing operations before income taxes and equity in net earnings of CareCentrix	23,818	6,750	31,400	27,487
Income tax expense	(9,646)	(2,412)	(12,175)	(10,531)
Equity in net earnings of CareCentrix	—	336	—	890

Income from continuing operations	14,172	4,674	19,225	17,846
Discontinued operations, net of tax	—	666	—	1,113

Net income	14,172	5,340	19,225	18,959
Less: Net income attributable to noncontrolling interests	(263)	(151)	(476)	(318)

Net income attributable to Gentiva shareholders	$13,909	$5,189	$18,749	$18,641

Total comprehensive income	$14,172	$5,340	$19,225	$18,481

Earnings per Share
Basic earnings per share:
Income from continuing operations attributable to Gentiva shareholders	$0.46	$0.15	$0.61	$0.58
Discontinued operations, net of tax	—	0.02	—	0.04

Net income attributable to Gentiva shareholders	$0.46	$0.17	$0.61	$0.62

Weighted average shares outstanding	30,338	30,293	30,532	30,210

Diluted earnings per share:
Income from continuing operations attributable to Gentiva shareholders	$0.46	$0.15	$0.61	$0.57
Discontinued operations, net of tax	—	0.02	—	0.04

Net income attributable to Gentiva shareholders	$0.46	$0.17	$0.61	$0.61

Weighted average shares outstanding	30,446	30,846	30,632	30,809

Amounts attributable to Gentiva shareholders:
Income from continuing operations	$13,909	$4,523	$18,749	$17,528
Discontinued operations, net of tax	—	666	—	1,113

Net income	$13,909	$5,189	$18,749	$18,641

(in 000’s) Condensed Balance Sheets	Jun 30, 2012	Dec 31, 2011
ASSETS
Cash and cash equivalents	$155,278	$164,912
Accounts receivable, net (A)	260,031	290,589
Deferred tax assets	17,214	26,451
Prepaid expenses and other current assets	46,402	38,379

Total current assets	478,925	520,331

Note receivable from CareCentrix	25,000	25,000
Fixed assets, net	44,374	46,246
Intangible assets, net	208,210	214,874
Goodwill	641,669	641,669
Other assets	80,843	82,208

Total assets	$1,479,021	$1,530,328

LIABILITIES AND EQUITY
Current portion of long-term debt	$15,443	$14,903
Accounts payable	13,008	12,613
Payroll and related taxes	37,964	42,027
Deferred revenue	38,516	34,114
Medicare liabilities	25,703	23,066
Obligations under insurance programs	52,926	54,976
Accrued nursing home costs	22,706	24,223
Other accrued expenses	62,293	89,270

Total current liabilities	268,559	295,192

Long-term debt	922,682	973,222
Deferred tax liabilities, net	33,167	32,498
Other liabilities	34,355	26,885
Total equity	220,258	202,531

Total liabilities and equity	$1,479,021	$1,530,328

Common shares outstanding	30,434	30,779

(A)	Accounts receivable, net included an allowance for doubtful accounts of $12.8 million and $11.6 million at June 30, 2012 and December 31, 2011, respectively.

(in 000’s) Condensed Statements of Cash Flows	Six Months
	2012	2011
OPERATING ACTIVITIES:
Net income	$19,225	$18,959
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,722	15,120
Amortization and write-off of debt issuance costs	7,020	9,654
Provision for doubtful accounts	3,746	4,525
Equity-based compensation expense	3,442	3,966
Windfall tax benefits associated with equity-based compensation	—	(194)
Gain on sale of businesses	(5,447)	—
Equity in net earnings of CareCentrix	—	(890)
Deferred income tax benefit (expense)	9,906	(54)
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	26,251	(496)
Prepaid expenses and other current assets	(7,524)	6,253
Current liabilities	(28,314)	(37,208)
Other, net	6,117	242

Net cash provided by operating activities	49,144	19,877

INVESTING ACTIVITIES:
Purchase of fixed assets	(6,941)	(8,717)
Proceeds from sale of assets and businesses, net of cash transferred	6,090	13,581
Acquisition of businesses, net of cash acquired	—	(320)

Net cash (used in) provided by investing activities	(851)	4,544

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	1,640	6,235
Windfall tax benefits associated with equity-based compensation	—	194
Repayment of long-term debt	(50,000)	(23,438)
Debt issuance costs	(4,125)	(13,457)
Repurchase of common stock	(4,974)	—
Repayment of capital lease obligations	(73)	(145)
Other	(395)	(413)

Net cash used in financing activities	(57,927)	(31,024)

Net change in cash and cash equivalents	(9,634)	(6,603)
Cash and cash equivalents at beginning of period	164,912	104,752

Cash and cash equivalents at end of period	$155,278	$98,149

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Interest paid	$38,402	$41,577
Income taxes paid	$4,014	$6,676

A reconciliation of Free cash flow to Net cash provided by operating activities follows:	Six Months
	2012	2011
Net cash provided by operating activities	$49,144	$19,877
Less: Purchase of fixed assets	(6,941)	(8,717)

Free cash flow	$42,203	$11,160

(in 000’s)
Supplemental Information	2nd Quarter		Six Months
	2012	2011	2012	2011
Segment Information (2)
Net revenues
Home Health	$235,687	$254,343	$475,651	$510,382
Hospice	192,004	194,369	387,692	389,439

Total net revenues	$427,691	$448,712	$863,343	$899,821

Operating contribution (6)
Home Health	$36,383	$34,828	$62,259	$76,710
Hospice	35,146	36,687	67,628	72,824

Total operating contribution	71,529	71,515	129,887	149,534

Corporate administrative expenses	(23,211)	(41,105)	(45,055)	(63,910)
Depreciation and amortization	(7,292)	(7,487)	(14,722)	(15,081)
Dividend income (8)	—	4,613	—	4,613
Gain on sale of businesses (5)	5,447	—	5,447	—
Interest expense and other, net (7)	(22,655)	(20,786)	(44,157)	(47,669)

Income from continuing operations before income taxes and equity in net earnings of CareCentrix	$23,818	$6,750	$31,400	$27,487

Home Health operating contribution margin %	15.4%	13.7%	13.1%	15.0%
Hospice operating contribution margin %	18.3%	18.9%	17.4%	18.7%

	2nd Quarter		Six Months
	2012	2011	2012	2011
Net Revenues by Major Payer Source:
Medicare:
Home Health	$186,154	$199,754	$376,771	$401,382
Hospice	179,554	179,993	361,553	360,994

Total Medicare	365,708	379,747	738,324	762,376
Medicaid and local government	18,258	21,015	37,719	41,944
Commercial insurance and other:
Paid at episodic rates	21,313	20,011	41,287	38,737
Other	22,412	27,939	46,013	56,764

Total commercial insurance and other	43,725	47,950	87,300	95,501

Total net revenues	$427,691	$448,712	$863,343	$899,821

A reconciliation of Adjusted EBITDA to Net income attributable to Gentiva shareholders follows:
	2nd Quarter		Six Months
	2012	2011	2012	2011

Adjusted EBITDA (3)	$48,343	$51,656	$90,248	$110,635
Dividend income (8)	—	4,613	—	4,613
Gain on sale of businesses (5)	5,447	—	5,447	—
Restructuring, legal settlement and acquisition and integration costs (6)	(25)	(21,246)	(5,416)	(25,011)

EBITDA (6)	53,765	35,023	90,279	90,237
Depreciation and amortization	(7,292)	(7,487)	(14,722)	(15,081)
Interest expense and other, net (7)	(22,655)	(20,786)	(44,157)	(47,669)

Income from continuing operations before income taxes and equity in net earnings of CareCentrix	23,818	6,750	31,400	27,487
Income tax expense (9)	(9,646)	(2,412)	(12,175)	(10,531)
Equity in net earnings of CareCentrix	—	336	—	890

Income from continuing operations	14,172	4,674	19,225	17,846
Discontinued operations, net of tax (4)	—	666	—	1,113

Net income	14,172	5,340	19,225	18,959
Less: Net income attributable to noncontrolling interests	(263)	(151)	(476)	(318)

Net income attributable to Gentiva shareholders	$13,909	$5,189	$18,749	$18,641

A reconciliation of Adjusted income from continuing operations attributable to Gentiva shareholders to Income from continuing operations follows: (3)
	2nd Quarter		Six Months
	2012	2011	2012	2011

Adjusted income from continuing operations attributable to Gentiva shareholders	$10,695	$14,404	$18,140	$29,668
Dividend income (8)	—	2,805	—	2,805
Gain on sale of businesses (5)	3,248	—	3,248	—
Restructuring, legal settlement and acquisition and integration costs (6)	(34)	(12,686)	(3,215)	(14,945)
Tax valuation allowance on OIG legal settlement	—	—	576	—

Income from continuing operations attributable to Gentiva shareholders	13,909	4,523	18,749	17,528
Add back: Net income attributable to noncontrolling interests	263	151	476	318

Income from continuing operations	$14,172	$4,674	$19,225	$17,846

Adjusted income from continuing operations attributable to Gentiva shareholders per diluted share	$0.35	$0.47	$0.59	$0.96
Dividend income (8)	—	0.09	—	0.09
Gain on sale of businesses (5)	0.11	—	0.11	—
Restructuring, legal settlement and acquisition and integration costs (6)	—	(0.41)	(0.11)	(0.48)
Tax valuation allowance on OIG legal settlement	—	—	0.02	—

Income from continuing operations attributable to Gentiva shareholders per diluted share	0.46	0.15	0.61	0.57
Add back: Net income attributable to noncontrolling interests	0.01	—	0.02	0.01

Income from continuing operations per diluted share	$0.47	$0.15	$0.63	$0.58

Operating Metrics
	2nd Quarter		Six Months
	2012	2011	2012	2011
Home Health
Episodic admissions	48,800	49,900	100,200	100,800
Total episodes	71,400	71,600	144,800	144,400
Episodes per admission	1.46	1.44	1.44	1.43
Revenue per episode	$2,905	$3,070	$2,890	$3,050

Hospice
Admissions	12,900	13,900	26,700	28,800
Average daily census	13,700	13,900	13,700	13,900
Patient days (in thousands)	1,243	1,260	2,499	2,510
Revenue per patient day	$154	$154	$155	$155
Length of stay at discharge (in days)	86	86	89	89
Services by patient type
Routine	98%	97%	98%	97%
General Inpatient & Other	2%	3%	2%	3%

Notes:

1.	The comparability between reporting periods has been affected by the following items:

a.	During the second quarter of 2012, the Company completed the sale of eight home health and four hospice branches in Louisiana.

During the fourth quarter of 2011, the Company closed 34 locations (25 home health and 9 hospice) and sold 9 home health branches as a result of a comprehensive review of its branch structure, support infrastructure and other significant expenditures in response to the challenging Medicare reimbursement rate environment. In addition, during the first quarter of 2012, the Company closed four additional home health branches.

As a result of these closures and sales, the Company’s revenues for the second quarter and first six months of 2012 were negatively impacted by approximately $22 million and $41 million, respectively, as compared to the second quarter and first six months of 2011.

b.	The first six months of 2012 included 182 days of activity as compared to 181 days for the first six months of 2011 due to 29 days in February 2012 versus 28 days in February 2011.

2.	The Company’s senior management evaluates performance and allocates resources based on operating contributions of the operating segments, which exclude corporate expenses, depreciation, amortization, and interest expense and other (net), but include revenues and all other costs directly attributable to the specific segment.

3.	Adjusted EBITDA, a non-GAAP financial measure, is defined as income from continuing operations before interest expense and other (net of interest income), income taxes, depreciation and amortization and excluding charges relating primarily to restructuring, legal settlements and acquisition and integration activities, dividend income and gain on sale of business, net of taxes. Management uses Adjusted EBITDA to evaluate overall performance and compare current operating results with other companies in the healthcare industry. Adjusted EBITDA should not be considered in isolation or as a substitute for income from continuing operations, net income, operating income or cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and is susceptible to varying calculations, it may not be comparable to similarly titled measures in other companies. Adjusted EBITDA presented in the Supplemental Information relates to the Company’s continuing operations.

Adjusted income from continuing operations attributable to Gentiva shareholders is defined as income from continuing operations attributable to Gentiva shareholders, excluding tax reserves relating to the OIG settlement and charges relating to restructuring, legal settlements and acquisition and integration activities, dividend income and gain on sale of business, net of taxes.

4.	Discontinued operations consist of the financial results of the Company’s Rehab Without Walls and IDOA businesses. Net revenues and operating results associated with these operating units for the second quarter and first six months of 2011 were as follows (dollars in thousands):

	2nd Quarter 2011	Six Months 2011
Net revenues	$8,231	$15,937

Operating income before income taxes	$1,105	$1,846
Income tax expense	(439)	(733)

Discontinued operations, net of tax	$666	$1,113

5.	During the second quarter of 2012, the Company completed the sale of eight home health branches and four hospice branches in Louisiana, pursuant to an asset purchase agreement, for total consideration of approximately $6.4 million. The Company received proceeds of approximately $5.9 million during the second quarter and established a receivable of approximately $0.5 million.

Effective May 31, 2012, the Company completed the sale of its Gentiva consulting business to MP Healthcare Partners, LLC pursuant to an asset purchase agreement, for cash consideration of approximately $0.3 million. In connection with the sales, the Company recorded a gain on sale of businesses of approximately $5.4 million for the second quarter and first six months of 2012.

6.	Operating contribution and EBITDA included charges relating to restructuring, legal settlements and acquisition and integration activities of $5.4 million for the first six months of 2012 and $21.2 million and $25.0 million for the second quarter and first six months of 2011, respectively.

For the first six months of 2012, the Company recorded (i) restructuring costs of $1.3 million and (ii) legal settlement reserves of $5.0 million, associated with the tentative settlement of the Wilkie wage and hour lawsuit, partially offset by (iii) a reduction in acquisition and integration costs of $0.9 million, primarily relating to favorable lease settlements associated with the acquisition of Odyssey HealthCare, Inc.

For the second quarter and first six months of 2011, the Company recorded (i) restructuring costs of $0.5 million and $1.8 million, respectively, (ii) legal settlement reserves of $18.5 million associated with a government investigation assumed in the Odyssey acquisition, and (iii) acquisition and integration costs of $2.2 million and $4.7 million, respectively, primarily relating to the acquisition of Odyssey HealthCare, Inc.

These charges were reflected as follows for segment reporting purposes (dollars in millions):

	2nd Quarter		Six Months
	2012	2011	2012	2011
Home Health	$(0.1)	$—	$5.7	$0.3
Hospice	0.3	—	0.1	0.7
Corporate expenses	(0.2)	21.2	(0.4)	24.0

Total	$—	$21.2	$5.4	$25.0

7.	Interest expense and other, net for the first six months of 2012 included charges of approximately $0.5 million relating to the write-off of deferred debt issuance costs associated with Amendment No. 3 to the Company’s credit agreement. Interest expense and other, net for the first six months of 2011 included charges of approximately $3.8 million relating to the write-off of deferred debt issuance costs and costs of terminating the Company’s interest rate swaps in connection with the refinancing of the indebtedness outstanding under its credit agreement.

8.	Dividend income for the second quarter and first six months of 2011 represents a 12% cumulative preferred dividend received on the partial sale of the Company’s preferred investment in CareCentrix in April 2011.

9.	The Company’s effective tax rate was a tax provision of 40.5% and 38.8% for the second quarter and first six months of 2012, respectively, as compared to 39.2% and 39.3% for the second quarter and first six months of 2011, respectively. During the first six months of 2012, the Company recorded a favorable tax reserve adjustment upon resolution of an uncertain tax position associated with the deductibility of a portion of the Company’s settlement payment to the Office of the Inspector General. Excluding the impact of the favorable tax reserve adjustment, the Company’s effective tax rate relating to its continuing operations would have been 40.8% for the first six months of 2012.

Forward-Looking Statement

Certain statements contained in this news release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “assumes,” “trends” and similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company’s current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: economic and business conditions; demographic changes; changes in, or failure to comply with, existing governmental regulations; the impact on our Company of healthcare reform legislation and its implementation through governmental regulations; legislative proposals for healthcare reform; changes in Medicare, Medicaid and commercial payer reimbursement levels; the outcome of any inquiries into the Company’s operations and business practices by governmental authorities; effects of competition in the markets in which the Company operates; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; ability to access capital markets; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to natural disasters, pandemic outbreaks, or terrorist acts; ability to successfully integrate the operations of acquisitions the Company may make and achieve expected synergies and operational efficiencies within expected time-frames; ability to maintain compliance with its financial covenants under the Company’s credit agreement; effect on liquidity of the Company’s debt service requirements; and changes in estimates and judgments associated with critical accounting policies and estimates. For a detailed discussion of certain of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company’s various filings with the Securities and Exchange Commission, including the “Risk Factors” section contained in the Company’s annual report on Form 10-K for the year ended December 31, 2011.

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